Exhibit 10.6

EXECUTION VERSION

AGREEMENT

This Agreement (the “Agreement”), dated as of August 13, 2020, is made and entered into by and among TSR, Inc. (“TSRI”), on the one hand, and Zeff Capital, L.P. (“Zeff Capital”), Zeff Holding Company, LLC (“Zeff Holding”) and Daniel Zeff (which, together with Zeff Capital and Zeff Holding shall be referred to collectively as the “Zeff Parties”), on the other hand. TSRI and the Zeff Parties are collectively referred to herein as the “Parties” and each as a “Party.”

RECITALS

WHEREAS, in 2018 and 2019 the Zeff Parties incurred various costs and expenses, including, without limitation, attorneys’ fees, fees of its proxy solicitor, and related fees (the “Proxy Costs”), in conjunction with proxy solicitations related to TSRI’s annual stockholders’ meetings (the “Proxy Contest”);

WHEREAS, the Zeff Parties incurred various costs and expenses, including, without limitation, attorneys’ fees (the “Settlement Costs”) in connection with the negotiation, execution and enforcement of that certain Settlement and Release Agreement, dated as of August 30, 2019, by and among TSRI, the Zeff Parties and certain other parties (the “Original Settlement”);

WHEREAS, the Zeff Parties also incurred various costs and expenses, including, without limitation, attorneys’ fees and related fees (the “Paskowitz Costs”), in conjunction with: (i) Susan Paskowitz v. James J. Hill, et. al., No. 715541/2018 (Queens County) and (ii) Paskowitz v. Zeff Capital, L.P. et al., 1:19-cv-00167-KPF (S.D.N.Y.) (the “Paskowitz Actions”);

WHEREAS, the Parties disagree about the meaning and effect of certain provisions of the Original Settlement Agreement; and

WHEREAS, the Parties wish to settle and resolve their disagreement as to the Original Settlement Agreement without admission of fault by any of them and, as part of that resolution, agree on the reimbursement of the Zeff Parties by TSRI of certain of the Proxy Costs and the Settlement Costs.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1. Settlement Payment:

a.	In full accord and satisfaction of the Proxy Costs and Settlement Costs, TSRI shall cause to be paid to the Zeff Parties the total sum of nine hundred thousand dollars (US$900,000) (the “Settlement Amount”), which shall be paid in three (3) installments as follows:

i.	Three hundred thousand dollars (US$300,000) shall be paid by wire transfer of immediately available funds no later than June 30, 2021 to an account designated in writing by Zeff Capital at least three (3) business days prior to such installment payment date.

ii.	Three hundred thousand dollars (US$300,000) shall be paid by wire transfer of immediately available funds no later than June 30, 2022 to an account designated in writing by Zeff Capital at least three (3) business days prior to such installment payment date.

iii.	Three hundred thousand dollars (US$300,000) shall be paid by wire transfer of immediately available funds no later than June 30, 2022 to an account designated in writing by Zeff Capital at least three (3) business days prior to such installment payment date, it being understood that TSRI’s board of directors (the “Board”) may, in good faith, elect to pay this amount in the form of shares of TSRI’s common stock having a value equal to three hundred thousand dollars (US$300,000) (with any fractional shares rounded up to the nearest whole share) based on the lesser of (1) the volume-weighted average price (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) for the thirty (30) day period immediately preceding the earlier of (x) the date of the Board’s decision to make the third installment payment in stock and (y) June 30, 2022; or (2) $7.00 per share of TSRI’s common stock. If the Board elects to make this third installment payment in the form of shares of TSRI’s common stock, then TSRI will take all actions necessary to cause such shares to be registered under the Securities Act of 1933 within 60 days of issuance.

Except as provided in subpart (b) below, in no event shall TSRI be obligated to pay any interest on the Settlement Amount.

b.	Notwithstanding anything to the contrary set forth in subpart (a) above, if any installment payment of the Settlement Amount would cause or result in a default under or breach of any covenant in TSRI’s debt agreements with its senior lenders (including, without limitation, Access Capital) that is in effect on the date of this Agreement, then TSRI shall have the option to defer the payment of such installment payment until such time as the payment thereof would not cause a default or breach under such debt agreements. TSRI will use its reasonable best efforts to make any such deferred payment as soon as possible (including, without limitation, by obtaining, at TSRI’s expense, appropriate waivers or consents under such debt agreements). Any such deferred payment will accrue interest (beginning on the date of the deferment and ending on the date such deferred payment is actually paid to the Zeff Parties, calculated on the basis of a 365 day year and the actual number of days elapsed) at the “base rate” or “prime rate” announced by Citibank, N.A. on the date that such payment was required to be made, plus 3.75 percent (3.75%). At any time, the Zeff Parties may convert any such deferred payment (including the interest accrued thereon) into shares of TSRI’s common stock having a value equal to such deferred payment (including the interest accrued thereon) (with any fractional shares rounded up to the nearest whole share) based on the volume-weighted average price (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) for the thirty (30) day period immediately preceding the conversion. If the Zeff Parties elect such conversion, then TSRI will take all actions necessary to cause the shares of TSRI’s common stock that are issued to be registered under the Securities Act of 1933 within 60 days of issuance.

2. Release by Zeff Parties: The Zeff Parties, for and on behalf of themselves and their parents, subsidiaries, affiliates, shareholders, members, officers, directors, partners, employees, agents, attorneys, and insurers, hereby release and discharge TSRI and its current directors and executive officers, together with and for the benefit of their agents, attorneys, insurers, heirs, successors and assigns (collectively, the “TSRI Released Parties”), from and against any and all claims, actions, demands, petitions, complaints, or causes of action for breaches, violations, losses, or damages of any kind, nature or description, in law, rule or equity, and whether known or unknown, that have been or could have been asserted relating to the Proxy Contest, the Original Settlement, the Paskowitz Costs and the Paskowitz Actions; provided, however, that this paragraph 2 does not release and shall not be construed to release any obligations under this Agreement.

3. Release by TSRI: TSRI, for and on behalf of itself, its parents, subsidiaries, affiliates, shareholders, members, officers, directors, partners, employees, agents, attorneys, and insurers, hereby releases and discharges the Zeff Parties, together with and for the benefit of any of their parents, subsidiaries, affiliates, shareholders, members, officers, directors, partners, employees, agents, attorneys, insurers, successors and assigns (collectively, the “Zeff Released Parties”), from and against any and all claims, actions, demands, petitions, complaints, or causes of action for breaches, violations, losses, or damages of any kind, nature or description, in law, rule or equity, and whether known or unknown, that have been or could have been asserted relating to the Proxy Contest, the Original Settlement, the Paskowitz Costs and the Paskowitz Actions; provided, however, that this paragraph 3 does not release and shall not be construed to release any obligations under this Agreement.

4. Waiver of Section 1542: Each of the Parties hereby expressly waives any rights afforded to it by Section 1542 of the Civil Code of the State of California (“Section 1542”), or any other similar statute or provision in any other jurisdiction. Section 1542 states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known to him or her, would have materially affected his or her settlement with the debtor

5. Entire Agreement: This Agreement constitutes the entire understanding of the Parties concerning its subject matter and may not be modified, altered, or reformed except by a writing signed by all Parties. No representations or promises except those set forth herein have been made to induce any Party to enter into this Agreement.

6. Legal Counsel; Authority: Each of the Parties executing this Agreement represents and warrants that it (i) has had the opportunity to consider the terms and provisions of this Agreement; (ii) has consulted with legal counsel of its own choosing prior to executing this Agreement; (iii) has carefully read this Agreement in its entirety and fully understands the significance and legal consequences of all of its terms and provisions; and (iv) is signing this Agreement voluntarily and of its own free will, and assents to all the terms and conditions contained herein.

7. No Presumption Against Any Party: No Party shall be deemed to be the drafter of this Agreement for purposes of interpreting any provision hereof in any judicial proceeding that may arise between or among the Parties. No language in this Agreement shall be presumptively construed in favor of or against any of the Parties to this Agreement based solely on who drafted such language.

8. Severability: In the event that any portion of this Agreement is deemed by a court of competent jurisdiction to be invalid or unenforceable for any reason, to the extent permitted by applicable law, such portion shall be deemed severable, and the remainder of the Agreement will be deemed and remain fully valid and enforceable.

9. Choice of Law: This Agreement and any and all disputes related to or arising out of this Agreement shall be governed by the laws of the State of Delaware, without regard to any conflicts-of-laws analysis.

10. Forum: The Parties agree that any dispute arising out of or relating to this Agreement shall be brought in the Delaware Court of Chancery (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court located in Delaware). Each Party: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Delaware (and each appellate court related thereto) in connection with any such dispute; (ii) agrees that each state and federal court located in Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any legal proceeding commenced in any state or federal court located in Delaware related to this Agreement, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Costs/Fees: The Parties agree that all attorneys’ fees, costs, and expenses incurred by the Parties in the preparation of this Agreement will be borne by the Party incurring the same.

12. Execution in Counterparts: This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will serve as an original, and the execution and exchange of an electronic or facsimile signed copy of the executed Agreement shall be binding.

13. Representations and Warranties of TSRI: TSRI represents and warrants to the Zeff Parties as follows:

a.	the Board approved entering into this Agreement, and TSRI has the corporate power and authority to execute this Agreement and to bind it thereto;

b.	this Agreement has been duly and validly authorized, executed and delivered by TSRI, and is a valid and binding obligation of TSRI, enforceable against TSRI in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;

c.	the execution, delivery and performance of this Agreement by TSRI does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to TSRI, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which TSRI is a party or by which it is bound;

d.	as of the date of this Agreement, there is no suit, action investigation or proceeding pending or, to the knowledge of TSRI, threatened against TSRI, that could materially impair the ability of TSRI to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement to which it is a party; and

e.	no consent, approval, order authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over TSRI or any third party is required in connection with the execution, delivery and performance by TSRI of this Agreement or the consummation by TSRI of any transactions contemplated hereby to which the TSRI is a party.

14. Representations and Warranties of Zeff Parties: Each Zeff Party, severally and not jointly, represents and warrants to TSRI each of the following:

a.	such Zeff Party has the corporate, limited liability company or other power and authority to execute this Agreement and to bind it thereto;

b.	this Agreement has been duly authorized, executed and delivered by such Zeff Party, and is a valid and binding obligation of such Zeff Party, enforceable against such Zeff Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;

c.	the execution, delivery and performance of this Agreement by such Zeff Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Zeff Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Zeff Party is a party or by which it is bound;

d.	as of the date of this Agreement, there is no suit, action investigation or proceeding pending or, to the knowledge of such Zeff Party, threatened against such Zeff Party, that could materially impair the ability of such Zeff Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement to which it is a party; and

e.	no consent, approval, order authorization, registration or qualification of or with any governmental or regulatory authority or organization having jurisdiction over such Zeff Party is required in connection with the execution, delivery and performance by such Zeff Party of this Agreement or the consummation by such Zeff Party of any transactions contemplated hereby to which such Zeff Party is a party.

15. Further Cooperation: The Parties covenant and agree that, without expanding their substantive obligations under this Agreement, they shall do all acts and execute and obtain all documents, to the full extent necessary or appropriate, to implement and enforce this Agreement according to its terms.

16. Equitable Relief: Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

17. Binding Effect: This Agreement shall be binding upon and/or inure to the benefit of the Parties and their respective heirs, estates, executors, administrators, personal representatives, successors, corporate parents and assigns. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date set forth above.

TSR, Inc.		Zeff Capital, L.P.
By: Zeff Holding Company, LLC, as
general partner

By:	/s/ Bradley Tirpak.	By:	/s/ Daniel Zeff
Name: Bradley Tirpak		Name: Daniel Zeff
Title: Chairman of the Board		Title: Manager
Date: August 13, 2020

Zeff Holding Company, LLC		Daniel Zeff

By:	/s/ Daniel Zeff	/s/ Daniel Zeff
Name: Daniel Zeff
Title: Manager